Exhibit 99.2

Marc DeBevoise Joins Brightcove as Chief Executive Officer

Experienced Technology & Media Executive to Lead Next Phase of Growth for Leading

Video Solutions Provider

BOSTON – Wednesday, February 9, 2022 – Brightcove Inc. (Nasdaq: BCOV), the leading intelligent video streaming, monetization, and communications platform, has appointed Marc DeBevoise as Chief Executive Officer and Board Director. He will assume responsibilities on March 28, 2022. An accomplished media and technology business leader, Mr. DeBevoise will succeed Jeff Ray, who will retire from his role as CEO and Board Director.

DeBevoise brings over 20 years of experience in technology, media, direct-to-consumer, and streaming to Brightcove. He previously served as the Chief Digital Officer of ViacomCBS, CEO & President of CBS Interactive, and held leadership roles at Starz and NBCUniversal. In his roles at ViacomCBS, DeBevoise led the company’s unified streaming, digital, and technology operations globally and was responsible for the company’s direct-to-consumer streaming services, many of which he led the founding of, including Paramount+/CBS All Access, CBSN, and CBS Sports HQ.

As the architect of CBS’s digital strategy, DeBevoise positioned the company as a leading multi-platform content company with a top 10 consumer Internet portfolio and a leadership position in ad-supported and subscription direct-to-consumer streaming. He also led the company’s expansion in numerous other high-growth areas, including mobile and social video, programmatic and data-driven advertising, sports gambling, and gaming.

“Marc is an impressive, talented leader who has extensive experience managing large, diverse teams and positioning them for outsized growth and innovation, ” said Deb Besemer, Chairman of the Brightcove Board. “His successful tenure as CDO of ViacomCBS and CEO of CBS Interactive, responsible for developing a rapidly growing, multi-billion-dollar digital and streaming business, makes him a compelling choice to lead Brightcove. Our team and customers will benefit greatly from Marc’s experience.”

“We are still in the early days of the streaming video and device revolutions, especially in terms of enterprise adoption,” said DeBevoise. “Brightcove enables any enterprise, brand, media entity, or content creator to create and distribute content on their own terms and capture their own streaming future. There is simply no better time to be a distributed, agnostic, video platform,” continued DeBevoise. “Brightcove is known for delivering world class scalability, security, and reliability, all requirements to deliver exceptional value to customers. I am thrilled to be joining this talented team and look forward to delivering even more innovation for our customers and their audiences.”

“During his tenure Jeff Ray led a talented team to bring Brightcove to profitability, growth and a strong technology foundation for the future. On behalf of the board and everyone at Brightcove, we thank Jeff Ray for his leadership over the past four years and we wish him all the best in his retirement.” said Deb Besemer.

DeBevoise joins two-time technology Emmy award winner Brightcove following its naming as a leader in the 2022 Aragon Research Globe, and recent acquisitions of Wicket Labs, an audience insights company delivering user visibility into content and subscriber analytics, and HapYak, a best-in-class technology that easily incorporates interactivity into video. This announcement also comes as the company recently launched a groundbreaking, live and on-demand enterprise streaming communications platform, Brightcove CorpTV, and Brightcove Marketing Studio, a digital marketing solution that gives marketers across different functions the ability to find, use, and repurpose video content easily from their everyday martech systems.

About Brightcove Inc.

Brightcove creates the world’s most reliable, scalable, and secure video technology solutions to build a greater connection between companies and their audiences, no matter where they are or on which devices they consume content. In more than 70 countries, Brightcove’s intelligent video platform enables businesses to sell to customers more effectively, media leaders to stream and monetize content more reliably, and every organization to communicate with team members more powerfully. With two Technology and Engineering Emmy® Awards for innovation, uptime that consistently leads the industry, and unmatched scalability, we continuously push the boundaries of what video can do. Follow Brightcove on Twitter, LinkedIn, and Facebook. Visit www.brightcove.com. Brightcove. Video that means business™.

Media Contact:

Sara Griggs, Brightcove

+1 929 888 4866

sgriggs@brightcove.com

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